Exhibit 4.221

Cooperation Agreement

Between

    Shengqu Information Technology (Shanghai) Co., Ltd.

           And

        Shanghai Holdfast Online Information Technology Co. Ltd.

July 1, 2007

Party A: Shengqu Information Technology (Shanghai) Co., Ltd.
Address: No. 639 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai
Postal Code: 201203
Tel: (8621) 50504740
Fax: (8621) 50504740
Legal Representative: Chen Tianqiao

Party B: Shanghai Holdfast Online Information Technology Co. Ltd.
Address: No. 1 Building, No. 690 Bibo Road, Pudong New Area, Shanghai
Postal Code: 201203
Tel: (8621) 50504740
Fax: (8621) 50504740-8088
Legal Representative: Tang Jun

Whereas:

I.
Party A is the lawful owner of relevant rights of publishing and online publishing of The World Of Legend and the operating rights thereof (hereinafter referred to as the “Online Game”) [or the developer owning relevant rights of publishing and online publishing of The World Of Legend and the operating rights thereof] in Mainland China, and owns the operating rights over the said Online Game (including but not limited to the rights to use relevant trademarks of the said Online Game).

II.	As a leading online game service provider in China, Party B provides users with the Online Entertainment Services mainly based on games through its owned Holdfast Versus Platform.

III.
Party A and Party B hereby agree to carry out cooperation on operating the Online Game of The World Of Legend by taking advantages of their respective manpower, technologies and information during the Term of this Agreement.

This Cooperation Agreement (hereinafter referred to as this “Agreement”) on carrying out the operating cooperation over the Online Game is made, in Pudong Shanghai on July 1, 2007, by and between Party A and Party B upon their friendly negotiations and subject to relevant laws and regulations of the People's Republic of China.

Article 1 Definition and Interpretation

1.1	Unless otherwise specified, the definitions and interpretations of relevant terms herein shall have the following meanings:

The World Of Legend
Refers to the complicated online game (hereinafter referred to as “The World Of Legend”), including existing version(s) and future updated version(s) thereof, which is and will be developed or lawfully authorized to be operated by Party A.

Holdfast Versus Platform
Refers to the Game Platform under the name of “Holdfast Versus Platform” on www.cga.com.cn, and all games, products, contents and services being operated on the Platform, which are owned and operated by Party B.

Game Lobby
Hereinafter referred to as “Game Lobby” or “Lobby”, referring to the integrated interfaces for the entrance of various online games and other entertainment services which are provided by Party B to end-users; such interfaces mentiond herein are those interfaces to be installed and shown on personal computers only, rather than those interfaces to be shown on televisions, mobile phones and other end-equipment.

Party A's Online	Or named as “Official Online”, refers to the Internet Online owned and entitled to be operated by Party A, which involving woool.sdo.com is used for providing services to the end-users.

Party B's Online	Refers to the Internet Online owned and entitled to be operated by Party B, which involving woool.cga.com.cn is used for providing services to the end-users.

Operating
Refers to providing game-playing services to the end-users whith charges, including but not limited to installing, operating and using the game server software, authorizing the users to intall, operate and use the game client software, providing the client services and techinical supports, and issuing and distributing relevant game products to the users.

Game Service Products	Refers to all game cards (such as point cards, timing cards and package cards) which can be used by the end-users for obtaining game services, and the game client software disk.

Average Monthly Online Players
The parties hereto are to figure out the online players on The World Of Legend of Party B's servers at a fixed time each hour, and the average daily online players are to be figured out by adding up the online players each hour together divided by 24 hours, and the average monthly online players are to be figured out by adding up average daily online players each month together divided by the number of the days in such month; however, the online players on the date on which the Product is regularly maintained shall not be figured out in the statistics of the average monthly online players.

Operating Incomes
Refers to total incomes which are gained by Party B through providing “Game Gold” services specified herein to the end-users by taking advantage of its official online and distribution/exchange channels. In this

Agreement, Party A and Party B is to figure out the operating incomes and the royalties due to Party A based on the exchanged “Game Gold” and subject to the provisions of Article 2.8.

1.2	The headings of each chapter and clause hereunder are for convenience of reference only, and shall not affect the interpretations to this Agreement.

1.3	A date mentioned herein refers to a calendar date, and a working day mentioned herein refers to a legal working day in the People's Republic of China.

Article 2 Cooperation Details

The parties hereto agree to carry out operating cooperation over the game of The World Of Legend. The agreed cooperation is that Party B operates the server software and provides its online users with unloading, logging The World Of Legend and with virtual money exchanging services for The World Of Legend through its Holdfast Versus Platform. Party A is responsible for the operating, development, and technical supports and users services over The World Of Legend. Party A and Party B shall advertise and promote the cooperation details jointly, and shall gain their respective royalties in the operating incomes generated from such cooperation.

2.1	R&D and Relevant Technical Supports to The World Of Legend

2.1.1
Party A is be responsible for R&D, improvement, update and technical maintenance over the game software of The World Of Legend, and shall provide such software and updated version(s) thereof to Party B in time.

2.1.2
Party A warrants and undertakes that its game software of The World Of Legend and relevant contents thereof are lawful, and warrants that the same shall neither violate relevant laws and regulations of the State or requirements of relevant competent authorities, nor infringe lawful rights and benefits of any third party, nor transmit documents involved with virus and Trojan, or any other virus software or codes. Party A shall be liable for the disputes, claims and lawsuits arising out of Party A's breaches of the said warranties and undertakings, and shall be liable for any and all losses (including direct and indirect losses, and reasonable expenses occurred therefrom) which are suffered by Party B therefrom.

2.1.3
Party A will provide necessary technical supports to Party B so that Party B can complete the cooperation operating over the game of The World Of Legend jointly. The said technical supports include but not limited to providing trainings to Party B's staff, sending technical advisers and providing necessary technical information to Party B. All fees occurred therefrom shall be assumed by Party A.

2.1.4	Party A undertakes to actively forward R&D and improvement over The World Of Legend so that the parties hereto can arrange the operating of the Game subject to the following schedule:

2.1.4.1 To commence internal tests within one (1) month after the parties hereto sign this Agreement and complete the technical preparations (which shall be completed by the parties hereto) for the cooperation of the parties hereto, and the period for the said internal tests shall not exceed one (1) month;
2.1.4.2 To commence the open tests on the day immediately following the end of the said internal tests, and the period for the said open tests shall not exceed two (2) months;
2.1.4.3 The total period for both the said internal tests and open tests shall not exceed three (3) months from the effect of this Agreement.

2.2	Intellectual Properties and Operating Qualification over The World Of Legend

2.2.1
Party A undertakes and warrants that it owns lawful and complete intellectual properties and/or relevant authorities over The World Of Legend without infringing lawful rights and benefits of any third party (Party A shall provide certificates on relevant intellectual properties and/or relevant authorities thereof to Party B). Party A shall be liable for any disputes, claims, liabilities, arbitrations and lawsuits arising out of any defects on relevant intellectual properties and/or relevant authorities over The World Of Legend owned by Party A, and shall compensate all of Party B's losses occurred therefrom.

2.2.2	With the goal of achieving the cooperating purpose specified herein, Party A grants non-exclusive, non-transferable and free licenses to Party B during the effective Term of this Agreement as follows:

2.2.2.1 To use the names, trademarks, logos, icons and virtual characters of Party A and its The World Of Legend;
2.2.2.2 To link from Party B's Online to Party A's Online in any way.

2.2.3	With the goal of achieving the cooperating purpose specified herein, Party B grants non-exclusive, non-transferable and free licenses to Party A during the effective Term of this Agreement as follows:

2.2.3.1 To use Party B's names and trademarks, etc.;
2.2.3.2 To link from Party A's Online to Party B's Online in any way.

2.2.4
Party A undertakes that it has applied to relevant competent authorities of the State and warrants that it can obtain all qualifications and licenses necessary to operate The World Of Legend, its Online and Forum, and shall provide an effective certificate of power of attorney on The World Of Legend subject to the form in Attachment A.

2.2.5	Party B enjoys the ownerships and all intellectual properties in Holdfast Game Platform, the domain name of woool.cga.com.cn and the information of the end-users.

2.2.6	Party B undertakes that it has the lawful and effective qualifications and licenses required by relevant competent authorities of the State and necessary to carry out the cooperation hereunder.

2.2.7
The parties hereto enjoy their respective ownerships and/or relevant intellectual properties in their respectively owned online and/or game names, trademarks, logos, icons and virtual characters. The cooperation specified herein shall not be deemed that any party transfers its rights in whole or part above to the other party. The intellectual properties mentioned herein and owned by the parties respectively shall only be used for the purposes of this Agreement under the authorities of the other party, while the uses to the said intellectual properties shall not be out of the purposes and scopes specified herein.

2.3	Technical Maintenance and Supports in relation to Operating The World Of Legend

	2.3.1	Party A will be responsible for providing sufficient servers and bandwidths necessary to operate The World Of Legend in Mainland China.

	2.3.2	Party A undertakes and secures the good operation of the server software, unobstructed online, the safeties of the server hardware and software and data in the effective Term of this Agreement.

2.3.3
In case The World Of Legend fails to operate normally for more than thirty (30) days due to Party A's breaches of the said Article 2.3.1 and 2.3.2, Party B is entitled to suspend this Agreement, and Party A is obligated to bear all of Party B's losses occurred therefrom.

	2.3.4	Party B will assist Party A to install and debug the software.

	2.3.5	Upon the open tests over The World Of Legend, Party A can update the Game upon the negotiations and consents of Party A and Party B.

2.4	Client Services over The World Of Legend

2.4.1
Party B will be responsible for relevant prepaid game services, namely, the services in relation to Holdfast game account numbers and Holdfast Point Recharges, over operating The World Of Legend on Holdfast Versus Platform at its own costs.

	2.4.2	Party A will be responsible for all client services in relation to the game contents of The World Of Legend at its own costs.

	2.4.3	Party A shall provide sufficient and reasonable supports to the concerned client services of Party B on operating The World Of Legend. Whenever any user requests client services or consulting on the issues in relation to The World Of Legend, Party B shall provide Party A's client service contact(s) to such user or assist such user to contact Party A's client service staff in time; however, Party B is not obligated to settle any such client service issues.

2.5	Official Online and Forum over The World Of Legend

	2.5.1	Party A will be responsible for setting up and maintaining the web-pages of the Official Online and the Official Forum of the Game (domain name: wool.cga.com.cn).

	2.5.2	Party B will show the whole or partial contents of the Official Online and Forum of The World Of Legend on Holdfast Versus Platform simultaneously to users through a linking manner.

2.5.3
Party B will set up the Official Online and Forum of The World Of Legend (domain name: wool.cga.com.cn), while Party A will be responsible for the updates and administration of the contents therein. Party B has the rights to make necessary examinations over the contents in the said Official Online and Forum, and Party B is entitled to delete such contents in the specialized areas and the Forum as are regarded not to meet its requirements.

2.6	Advertisement over The World Of Legend

2.6.1
Party B undertakes to actively and effectively promote the cooperation operating over The World Of Legend on Party B's platforms by taking full advantages of its online, Holdfast Versus Platform and controlled resources from the date of the effect of this Agreement.

	2.6.2	Party B is obligated to actively advertise and promote The World Of Legend to the users on Holdfast Versus Platform.

	2.6.3	Party B will open its existing game linking entrance for The World Of

Legend on Holdfast Versus Platform with free charges.

	2.6.4	Party A and Party B shall jointly bear other fees other than the advertising fees arising out of the advertising activities with 50% respectively, unless otherwise agreed.

2.7	Billing and Distributing Channels over The World Of Legend

2.7.1
Party B shall charge fees from the users using the online game services over The World Of Legend on Holdfast Versus Platform through its billing channels, and shall pay corresponding amount to Party A subject to the agreed royalties proportion specified in Article 2.8 after reconciling the monthly incomes.

2.7.2
From the date of The World Of Legend to be charged on Holdfast Versus Platform, Party B shall provide the written report for the immediate preceding month subject to the following agreements to Party A within the first ten (10) working days of each month, including but not limited to the records of Holdfast Point Recharges exchanged by Game Gold and the information involved in other reasonable requirements requested by Party A. The said information shall be sent to Party A by fax or E-mail and in writing as well.

2.7.3
Party A shall provide the access authorities or technology paths of Holdfast Point Recharges exchanged by Game Gold in relation to operating The World Of Legend on Holdfast Versus Platform to Party B's administrators.

2.7.4
Party A and Party B shall make reconciliation on each working day subject to the exchanging records generated from the exchanging interfaces. Party B's figures shall prevail provided always that the discrepancy rate between the figures reconciled by the parties hereto are within 5%; if exceeding 5%, the negotiated results of the parties hereto shall be grounded.

	2.7.5	Party B shall correctly record the data records, including but not limited to incidents, resolution dates and results, and shall permit Party

A has an access to such log within five (5) days upon Party A's written requests.

2.7.6
Party B shall keep relevant records, agreements and accounts for three (3) months upon the termination of this Agreement, and shall permit Party A to refer to and reproduce such records, agreements and accounts within Party B's normal working hours provided always that Party A sends notice in advance and such reference and reproduction will not interrupt Party B's work.

2.8	Billing and Payment

2.8.1
The users of Holdfast Versus Platform make consumptions through exchanging web-pages into general virtual money Game Gold of The World Of Legend by using Holdfast Point Recharges. The exchange rate shall be: one hundred (100) Holdfast Point Recharges to be exchanged with one (1) Game Gold.

2.8.2
For figuring out the operating incomes, each one hundred (100) Holdfast Point Recharges to be exchanged to “Game Gold” shall be equivalent to one (1) RMB, namely, the monthly operating incomes shall be: total number of “Game Gold” to be changed from Holdfast Point Recharges by the users/(to be confirmed subject to the exchange rate) × RMB 1.00. Party A and Party B will make royalties against the operating incomes subject to Article 2.8.4. In case there is difference between the exchange data arising out of the exchange web-pages between Party A and Party B in the same month, the operating incomes for the month shall be total number of “Game Gold” to be changed from Holdfast Point Recharges each month, which is agreed by the parties hereto upon their reconciliation, by the users/(to be confirmed subject to the exchange rate) × RMB 1.00.

2.8.3
The billings shall be carried out immediately after the completed integration between Party A's Online Game of The World Of Legend and Holdfast Versus Platform of Party B and Party A's Online Game of The World Of Legend passes the testing inspection.

2.8.4
After The World Of Legend on Holdfast Versus Platform is billed, the royalties proportions between Party A and Party B shall be 55% and 45% respectively, namely, Party B will pay 55% of the operating incomes from The World Of Legend in the same month to Party A.

2.8.5
After The World Of Legend on Holdfast Versus Platform is billed, Party A and Party B shall reconcile the operating incomes for the immediate preceding month prior to the 15th day of each month, and Party A will place due invoices with equivalent values subject to the royalties confirmed by the parties hereto prior to the 20th day of each month. Party B shall pay the royalties for the immediate preceding month in a lump sum to Party A within ten (10) working days upon receipt of the said invoices from Party A.

2.9	Delayed Deliveries and Late Fees

2.9.1
Party B shall commence to officially operate The World Of Legend within four (4) weeks after The World Of Legend passes the open tests; however, the official operation of The World Of Legend shall be carried out no later than three (3) months upon the signature of this Agreement.

2.9.2
After The World Of Legend is commenced to be officially operated on Party B's Online, Party B shall pay the late fees equivalent to 3‰ of the due payable amount for each delayed day provided always that Party B fails to pay the royalties amount subject to Article 2.8, unless otherwise such failure is caused by Party A's causations. In case of being delayed for more than thirty (30) days, Party A is entitled to revoke this Agreement, and to request Party B to pay relevant royalties amount and late fees.

Article 3 Validity and Termination

3.1	This Agreement shall come to effect from the date of the signature of this Agreement to the expiration of eighteen (18) months from the date on which The

World Of Legend is commenced to be officially operated on Holdfast Versus Platform.

3.2
Before The World Of Legend is officially operated and the fees are billed from the users, the non-breaching party may terminate this Agreement provided always that the breaching party fails to perform its obligations hereunder and fails to remedy its breaches within sixty (60) days upon receipt of the notice from the non-breaching party.

3.3
In case Party A fails to make the final client software or server software meet the closed testing standards or the open testing standards within the time specified in this Agreement, Party B is entitled to terminate this Agreement at its own discretions.

3.4	The early termination of this Agreement shall not affect the rights of the non-breaching party to request the breaching party to compensate its losses.

3.5
In case the weekly operating incomes for three (3) running weeks fail to reach RMB 35,000 after The World Of Legend is commenced to be officially operated provided always that no party breaks this Agreement, any party is entitled to request terminating this Agreement. In such case, no party shall assume breaching liabilities to the other party after the parties hereto make settlements subject to this Agreement.

3.6	In case any party becomes bankrupt, liquidated or its actual controller(s) is (are) changed, the other party is entitled to terminate this Agreement.

3.7
In case the Game of The World Of Legend can not be officially operated for more than thirty (30) days because Party A's rights and qualifications in question over The World Of Legend can not pass the examinations of relevant authorities of the People's Republic of China or break the laws of the People's Republic of China, Party B is entitled to notify Party A of terminating this Agreement in writing.

Article 4 Representation and Warranty

Party A and Party B irrevocably represent, state and warrant to each other as follows:

4.1	It is an independent legal person incorporated and effectively existing according to law;

4.2	It has the qualifications to exercise the cooperation hereunder, and its business scopes cover such cooperation, and it has independent and lawful disposal rights over such cooperation;

4.3	Its authorized representative is authorized sufficiently to sign this Agreement on behalf of it;

4.4
Its signature of this Agreement neither breaks any legal documents binding on it, nor infringes lawful rights of any third party, nor makes the other party assume any liabilities to any third party (unless otherwise agreed herein).

Article 5 Assignment and Severability

5.1
Unless otherwise specified herein, any party hereto shall not transfer or assign, in whole or part, any of its rights or obligations hereunder to a third party without prior written consents of the other party; notwithstanding, the parties hereto agree that any party may assign its rights and/or obligations hereunder to its affiliates and/or related companies after notifying the other party in writing provided always that the rights and benefits of any party hereunder shall not in any way be affected adversely.

5.2
In case any provision is deemed to be invalid, unenforceable or is deemed not to meet the laws of the People's Republic of China or is deemed to conflict with such laws, the validity and enforceability of the remaining provisions shall not be affected. The parties hereto agree if any provision is deemed to be invalid or unenforceable or is deemed not to meet the laws of the People's Republic of China or is deemed to conflict with such laws, they shall substitute such provision by another valid and enforceable provision upon their friendly negotiations. The said valid and enforceable provision shall meet the maximum extent of the expected commercial purposes of the parties hereto hereunder during the performance of this Agreement.

Article 6 Confidentiality

6.1
Without prior written consents of the other party, any party shall not disclose any provision, the signature and performance of this Agreement, and any information obtained from the other party and its related companies due to the signature and performance of this Agreement, to a third party (excluding requested disclosure of relevant legal and regulation authorities, governmental authorities, stock exchanges or other regulatory authorities, and excluding disclosure to legal counsels, accounting consultants, business consultants and other consultants and authorized employees of Party A and Party B).

6.2
Party A and Party B shall take any and all necessary measures to protect business secrets obtained from the other party due to this cooperation from being disclosed, used, discharged or obtained to and by unauthorized persons.

6.3
The party obtaining the business secrets (hereinafter referred to as “Obtaining Party”) shall not reproduce or copy, in whole or part, such business secrets offered by the other party (hereinafter referred to as “Offering Party”) without prior authorities of the Offering Party or permission under this Agreement; the Obtaining Party shall return all business secrets to the Offering Party or destroy such business secrets upon obtaining written consents from the Offering Party after the termination of this Agreement.

6.4
The Obtaining Party shall use the business secrets within the specified scopes of this Agreement only. Furthermore, the Obtaining Party has caused or will cause its employees and consultants who have been told such business secrets to sign a confidential agreement covering the contents similar to this Clause; otherwise, the Offering Party is entitled to claim breach liabilities against the Obtaining Party due to breaches of confidential obligations of its employees and consultants.

6.5
The business secrets mentioned in this Clause refer to ideas, plans and information stored in tangible or intangible media, including but not limited to: information with technology or business natures, logos and slogans, copyrights, computer software, source codes, target codes, technologies, know-how, data, marketing layouts, summaries, reports, mails and lists, etc.. However, the following information shall not be included: (a) such information as can be verified by the party holding it lawfully before the other party discloses it; (b) such information as is known in public, and especially referring to such information as is known in public without any breach of the party holding it; (d) such information as is obtained by one party thereafter from other sources lawfully without confidential limitations; (e) such information as is ordered to be disclosed by a court or a governmental authority with compulsory summoning powers (however, such party has notified the other of the said order in advance so that the other party has opportunities to object or take other applicable activities).

6.6	Any provision of this Agreement which is deemed to be invalid or unenforceable shall not affect the validity of this Clause.

6.7	This Clause shall survive during the effective Term of this Agreement and within two (2) years upon termination of this Agreement.

Article 7 Breach Liabilities

7.1
In case any party directly or indirectly breaks any provision hereunder, or fails to assume or fails to assume its obligations hereunder sufficiently or in time, such party shall be treated to break this Agreement, and the non-breaching party is entitled to notify the breaching party of correcting its breaches and taking sufficient, effective and timely measures so as to eliminate the breaching consequences in writing, and the breaching party shall compensate the losses suffered by the non-breaching party due to its breaches. In case the breaching party fails to correct its breaches within fifteen (15) days upon receipt of the said notice, the non-breaching party is entitled to revoke this Agreement earlier provided always that it sends written notice to the breaching party.

7.2
In case any occurred breach has caused the fundamental failure of the non-breaching party to achieve the purpose of this Agreement upon its reasonable and objective judgment, the non-breaching party is entitled to revoke this Agreement earlier by sending written notice to the breaching party, and the breaching party shall compensate all direct losses arising out of its breaches.

7.3	The breaching party shall pay the liquidated damages equivalent to monthly incomes that are highest after due billing or RMB 50,000, whichever is higher, to the non-breaching party.

Article 8 Force Majeure

8.1
“Force Majeure” refers to such events as are unreasonably controllable, unforeseeable or unavoidable even if foreseen to Party A and Party B, and such events interfere, affect or delay the performance of the whole or partial obligations of any party hereunder. Such events include but not limited to governmental acts, God of Acts, wars or any other similar events.

8.2
No party shall be liable for any losses arising out of its failures or delays to perform any of its obligations hereunder, which are suffered by the other party. In case of any occurrence of any Force Majeure event, the affected party shall notify the other party of such event as soon as possible, and shall provide the evidences which can verify the occurrence of such Force Majeure event to the other party within fifteen (15) days upon the occurrence of such Force Majeure event. The affected party shall take active and effective measures to minimize the losses of the party which are caused by the failures or delays to perform this Agreement. The time to be extended for the party suffering Force Majeure to perform its obligations shall equal to such time in which such Force Majeure lasts.

Article 9 Notice

9.1	Any notice or written correspondence between the parties hereto shall be made in Chinese, and shall be sent by fax, courier (including express), registered mail or e-mail.
Unless otherwise notified in writing in advance, all notices and correspondences shall be sent to the following correspondence addresses:

Party A: Shengqu Information Technology (Shanghai) Co., Ltd.
Address: No. 1 Building, No. 690 Bibo Road, Pudong New Area, Shanghai

Postal Code: 201203
Fax: (8621) 50504740
E-mail: renting@snda.com
Attention: Ren Ting

Party B: Shanghai Holdfast Online Information Technology Co. Ltd.
Address: No. 1 Building, No. 690 Bibo Road, Pudong New Area, Shanghai
Postal Code: 201203
Fax: (8621) 50504740-5707
Attention: Yang Chen

In case any notice or correspondence is sent by fax, such notice or correspondence shall be deemed to be delivered on the date recorded on the fax. However, in case any notice or correspondence is sent by fax after 5:00 P.M. or on a non-working day of the receiving party, the delivery date shall be next working day of the receiving party;
In case any notice or correspondence is sent by e-mail, the e-mail sent to the designated e-mail system of the receiving party shall be deemed as delivered;
In case of sending by courier (including express), the service date shall be subject to on the date on which the receiving party make signature and acceptance;
In case of sending by registered mail, the service date shall be the 5th working day from the date of sending such mail based on receipt from the post office.

Article 10 Dispute Resolution and Applicable Law

10.1	The conclusion, validity, interpretation, performance, modification, termination and dispute resolution of, to and arising out of this Agreement shall be applied to China's laws.

10.2
Any dispute arising out of the interpretation and performance of this Agreement shall be resolved upon friendly negotiations in the first instance. In case the said dispute can not be resolved within thirty (30) days after one party notifies the other party of resolving such dispute in writing, any party is entitled to institute such dispute to the People's Court having jurisdictions under the signature place of this Agreement.

10.3
Whenever any dispute occurs due to the interpretation and performance of this Agreement or any dispute is under negotiation or ruling, Party A and Party B shall continue to exercise their respective rights and perform their respect obligations hereunder rather than those rights and obligations under dispute.

Article 11 Miscellaneous

11.1
Anything not covered herein or required supplement, alternation and modification to this Agreement due to business development shall be made in a supplementary agreement in writing upon the negotiation of the parties hereto. The said supplementary agreement shall come to effect upon signature and seal of the parties hereto, and such validated supplementary agreement shall have equal validity with this Agreement.

11.2	Any failure of any party to exercise its rights hereunder in time shall neither be deemed to waive such rights, nor affect such party to exercise such rights in the future.

11.3	This Agreement has four (4) original copies with each party holding two (2) copies respectively, and each party has the same legal validity with other copies.

（No Text in the following）

IN WITNESS WHEREOF, this Agreement has been executed by the authorized persons of the parties hereto as of the date first above written.

Party A: Shengqu Information Technology (Shanghai) Co., Ltd. (Seal)	Party B: Shanghai Holdfast Online Information Technology Co. Ltd. (Seal)

Name of Legal Representative or Authorized Representative: (Seal)	Name of Legal Representative or Authorized Representative: (Seal)

Attachment A

Effective Certificate of Power of Attorney for Game